UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2013

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Gran Tierra Energy Inc.

(Exact name of Registrant as specified in its charter)

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Nevada	001-34018	98-0479924
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300, 625 - 11th Avenue S.W.

Calgary, Alberta, Canada T2R 0E1

(Address of principal executive offices)

(403) 265-3221

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 23, 2013, Gran Tierra Energy Colombia Ltd. (“Gran Tierra Colombia”) and Petrolifera Petroleum (Colombia) Limited (“Petrolifera Colombia”), both wholly owned indirect subsidiaries of Gran Tierra Energy Inc., each entered into an agreement with Ecopetrol S.A. (each, a “Purchase Agreement”), each Purchase Agreement comprising a general conditions agreement and a special conditions agreement. The Purchase Agreements provide that Gran Tierra Colombia and Petrolifera Colombia agrees to sell to Ecopetrol, and Ecopetrol agrees to purchase from Gran Tierra Colombia and Petrolifera Colombia, all of the volume of crude oil production produced in the Chaza Block, Santana Block and Guayuyaco Block owned by Gran Tierra Colombia and Petrolifera Colombia.  The volume of crude oil does not include the volume of oil owned by the Colombian Government corresponding to royalties.  The Purchase Agreements provide that the sales price for the crude oil is determined based upon (1) a “marker” price (the average export price of a specified blend of crude oil made by Ecopetrol in the month of delivery for export through the applicable port) less (2) fees, such as port operation fees, marketing fees, transport costs, transport taxes, ranging in the aggregate from $2.70 to $8.00 per barrel of oil depending upon the point of delivery and how it is to be transported. Either party may request price negotiation if the quality of the crude oil changes or the “marker” crude oil ceases to exist.

The term of each Purchase Agreement is December 1, 2013, to November 30, 2014, and either party may terminate the Purchase Agreement upon 30 days prior written notice.

The Purchase Agreements replace the prior purchase agreements between Ecopetrol and each of Gran Tierra Colombia and Petrolifera Colombia for the sale of crude oil production produced in the Chaza Block, Santana Block and Guayuyaco Block owned by Gran Tierra Colombia and Petrolifera Colombia, which prior purchase agreements had expired.

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

By:	/s/ David Hardy
	Name:	David Hardy
	Title:	General Counsel, Vice President, Legal and Secretary

 Dated: December 23, 2013